UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12.

SHILOH INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Shiloh Industries, Inc.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

Telephone: (302) 656-1950

February 13, 2006

Dear Shiloh Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Shiloh Industries, Inc. (the “Company”), which will be held on Wednesday, March 22, 2006, at 10:00 a.m., at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280.

This year, your Board of Directors is recommending that you elect three Directors of a class whose term expires at the Annual Meeting and who are described in the proxy statement.

The Company has enclosed a copy of its Annual Report for the fiscal year ended October 31, 2005 with this notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 2005 Annual Report, please contact Stephen E. Graham at Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, (330) 558-2600, and you will be sent one.

Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

Theodore K. Zampetis
President and Chief Executive Officer

Shiloh Industries, Inc.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 22, 2006

The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, March 22, 2006, at 10:00 a.m. (the “Annual Meeting”), at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280, for the purpose of:

(1) Electing three (3) Directors of a class whose term expires at the Annual Meeting and who are described in the proxy statement; and

(2) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 23, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

David J. Hessler
Secretary

February 13, 2006

The Company’s Annual Report for the fiscal year ended October 31, 2005 (the “2005 Annual Report”) is enclosed. The 2005 Annual Report contains financial and other information about the Company, but is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

SHILOH INDUSTRIES, INC.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 22, 2006

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Shiloh Industries, Inc., a Delaware corporation (the “Company”), of proxies to be used at the annual meeting of stockholders of the Company to be held on March 22, 2006 (the “Annual Meeting”). This proxy statement and the related proxy card are being mailed to stockholders commencing on or about February 13, 2006.

If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later dated proxy.

Stockholders of record of the Company at the close of business on January 23, 2006 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 15,953,698 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at Shiloh Industries, Inc., Suite 202, 103 Foulk Road, Wilmington, Delaware 19803 and Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280 for a period of ten days prior to the meeting. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the Annual Meeting require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under Delaware law, and, therefore, such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for Director named in this proxy statement and (ii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors to be as nearly equal in number of Directors as possible. Class I currently consists of David J. Hessler, Gary A. Oatey and John J. Tanis, and their current term of office will expire at the Annual Meeting. Class II consists of Cloyd J. Abruzzo, George G. Goodrich and Dieter Kaesgen, and their current term of office will expire at the 2007 Annual Meeting. Class III consists of Curtis E. Moll, Theodore K. Zampetis and Robert J. King, Jr., and their current term of office will expire at the 2008 Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining Directors then in office. All Directors, other than Directors who are employees of the Company, receive a retainer of $8,000 per quarter, or $8,500 per quarter for those Directors who serve as Chairman of a committee. In addition, each such Director receives a fee of $1,500 for each Board of Directors meeting and $1,000 for each committee meeting attended, provided that such fees for attendance at Board meetings and committee meetings may not exceed $2,000 per day. Additionally, any such Director that also serves as Chairman of a committee receives an additional fee of $500 for each meeting at which that Director presides as Chairman of a committee. Finally, each such Director is reimbursed for any reasonable travel expenses incurred in attending such meetings.

At the Annual Meeting, three Directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The Board of Directors recommends that its three nominees for Director be elected at the Annual Meeting. The nominees are David J. Hessler, Gary A. Oatey and John J. Tanis. Mr. Hessler has served as Secretary and Director of the Company since April 1993. Mr. Oatey has served as Director of the Company since August 2004. Mr. Tanis has served as Director of the Company since March 2001. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. Information regarding the nominees for Director and the continuing Directors of the Company is set forth below:

Name	Age	Position(s)
Curtis E. Moll (1)	66	Chairman of the Board and Director
Theodore K. Zampetis (1)	60	President, Chief Executive Officer and Director
Cloyd J. Abruzzo (2)(3)(4)	55	Director
George G. Goodrich (1)(3)(4)	65	Director
David J. Hessler (2)	62	Secretary and Director
Dieter Kaesgen (2)	69	Director
Robert J. King, Jr. (2)	50	Director
Gary A. Oatey (3)(4)	57	Director
John J. Tanis (1)(2)(3)(4)	79	Director

(1)	Member of the Executive and Governance Committee.

(2)	Member of the Finance and Pension Administration Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Audit Committee.

Director Nominees

DAVID J. HESSLER has served as the Secretary and a Director of the Company since its formation in April 1993. Mr. Hessler has been a Senior Partner in the law firm of Wegman, Hessler & Vanderburg or its predecessors since 1968, and served as the Secretary of MTD Products Inc (“MTD Products”), an outdoor power equipment manufacturer and a wholly owned subsidiary of MTD Holdings Inc (“MTD Holdings”), from 1977 through January 2003. In January 2005, Mr. Hessler was named a director of MTD Products. Mr. Hessler also serves as Secretary and as a director of MTD Holdings. MTD Holdings beneficially owns a majority of the Company’s Common Stock.

GARY A. OATEY has served as a Director of the Company since August 2004. Mr. Oatey has been the Chairman and Chief Executive Officer of the Oatey Company, a manufacturer of plumbing products, since 1987. Mr. Oatey also serves as a director of The J. M. Smucker Company and Molded Fiber Glass Companies and is a member of the Executive Committee of the Great Lakes Science Center and was its past Chairman.

JOHN J. TANIS has served as a Director of the Company since March 2001. From 1973 until he retired in 1997, Mr. Tanis served as Chairman, President and Chief Executive Officer of United Screw and Bolt Corporation, a manufacturer of metal stampings and plastic components.

Continuing Directors

CURTIS E. MOLL has served as a Director of the Company since its formation in April 1993 and became Chairman of the Board in April 1999. Since 1980, Mr. Moll has served as the Chairman of the Board and Chief Executive Officer of MTD Products. Mr. Moll is Chairman of the Board and Chief Executive Officer of MTD Holdings. Mr. Moll also serves as a director of Sherwin-Williams Company and AGCO Corporation.

THEODORE K. ZAMPETIS has served as a Director of the Company since July 1993 and as President and Chief Executive Officer of the Company since January 2002. From January 2001 to January 2002, Mr. Zampetis served as President of Strategic Partners International, LLC, a management consulting firm. From November 1999 to December 2000, Mr. Zampetis independently conducted research and performed certain consulting services. Previously, he had worked for 27 years at The Standard Products Company, a global manufacturer of rubber and plastic parts principally for automotive original equipment manufacturers, where he held various positions, including serving as the President and Chief Operating Officer of World Wide Operations from 1991 to 1999, at which point Standard Products was sold to Cooper Tire.

CLOYD J. ABRUZZO has served as a Director of the Company since March 2004. Mr. Abruzzo retired in December 2003 from Stoneridge, Inc., a global designer and manufacturer of specialty electrical components and systems for the automotive and commercial vehicle markets. From May 1993 until his retirement, Mr. Abruzzo was President and Chief Executive Officer of Stoneridge. Mr. Abruzzo joined Stoneridge in 1980 and held several positions prior to becoming President and Chief Executive Officer in May 1993.

GEORGE G. GOODRICH has served as a Director of the Company since March 2004. Mr. Goodrich has been the Executive in Residence at the Boler School of Business at John Carroll University since January 2003 and had served on its Board of Directors from 1994 until June 2005. Mr. Goodrich retired from Arthur Andersen & Co., a public accounting firm, in August 2001 after spending 37 years with the firm. At the time of his retirement, Mr. Goodrich was a partner of the firm and was Director of Global Tax and Assistant Treasurer for Andersen Worldwide, the parent organization of Arthur Andersen & Co. From 1999 to 2001, Mr. Goodrich also was Director of the worldwide tax and legal practice review program of Arthur Andersen & Co.

DIETER KAESGEN became a Director of the Company in May 2002. Mr. Kaesgen previously served as a Director of the Company from December 1995 until December 1999. Since January 2005, Mr. Kaesgen has served as Special Assistant to the Chairman of the Board of MTD Products. From January 2001 until January 2005, Mr. Kaesgen served as President and Chief Operating Officer of MTD Products. Mr. Kaesgen has been a director of MTD Products since 1983 and is also President and Vice Chairman of the Board of MTD Holdings. From October 1996 until January 2001, Mr. Kaesgen served as President of the Consumer Products Group of MTD Products. Mr. Kaesgen served as Executive Vice President and Chief Operating Officer of MTD Products from August 1988 to October 1996. Mr. Kaesgen has been employed with MTD Products since 1962 in various operational capacities.

ROBERT J. KING, JR. has served as a Director of the Company since February 2005. In January 2006, Mr. King was appointed a managing director of Western Reserve Partners LLC, an investment banking firm. Mr. King retired in January 2005 from Fifth Third Bancorp, a diversified financial services company. From August 1997 until his retirement, Mr. King was President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio). Mr. King also served as Regional President of Fifth Third Bank from June 2002 until his retirement. From 1990 through July 1997, Mr. King served as President and Chief Executive Officer of Fifth Third Bank (Northwestern Ohio). Mr. King joined Fifth Third Bank in 1975 and held a variety of positions prior to becoming President and Chief Executive Officer (Northwestern Ohio) in 1990. Mr. King is a director of MTD Holdings and The Andersons, Inc.

Curtis E. Moll and Dieter Kaesgen are cousins.

Committees and Directors Meetings

The Board of Directors has determined that the Company is a “controlled company,” as defined in Rule 4350(c)(5) of the listing standards of the National Association of Securities Dealers, Inc. (“NASD”), based on MTD Holdings’ beneficial ownership of approximately 52.7% of the outstanding Common Stock. Accordingly, the Company is not required to meet certain of the NASD listing standards, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors.

The Board of Directors has four standing committees: the Executive and Governance Committee, the Audit Committee, the Compensation Committee and the Finance and Pension Administration Committee.

The Executive and Governance Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors’ meetings. The Executive and Governance Committee did not meet in fiscal 2005. The current members of the Executive and Governance Committee are Messrs. Goodrich, Moll, Tanis and Zampetis.

The Board of Directors has adopted an Audit Committee charter that complies with Rule 4350(d)(1) of the NASD listing standards. The Audit Committee has the responsibility and authority set forth in Rule 4350(d)(3) of the NASD listing standards under the charter. Among other things, the Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

The current members of the Audit Committee are Messrs. Abruzzo, Goodrich, Oatey and Tanis. The Board of Directors has determined that it has at least one “audit committee financial expert,” as defined in Item 401(h)(2) of Regulation S-K, serving on the Audit Committee, George G. Goodrich, and that Mr. Goodrich is an “independent director” as defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee held four meetings in fiscal 2005.

The Compensation Committee oversees all matters relating to human resources of the Company and administers (1) all stock option or stock-related plans and, in connection therewith, all awards of options and performance units to employees pursuant to any such stock option or stock related plan, (2) all bonus plans, including, without limitation, the Senior Management Bonus Plan and the Executive Incentive Bonus Plan and (3) all compensation of the Chief Executive Officer of the Company. The current members of the Compensation Committee are Messrs. Abruzzo, Goodrich, Oatey and Tanis. The Compensation Committee held one meeting in fiscal 2005.

The Finance and Pension Administration Committee reviews matters relating to various finance issues facing the Company as well as matters related to the Company’s pension plans. The current members of the Finance and Pension Administration Committee are Messrs. Abruzzo, Hessler, Kaesgen, King and Tanis. The Finance and Pension Administration Committee held one meeting during fiscal 2005.

The Board of Directors does not have a standing nominating committee or committee performing similar functions. The Board of Directors has determined that it is appropriate not to have a nominating committee because of the relatively small size of the Board of Directors, and the entire Board of Directors functions in the capacity of a nominating committee.

The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board of Directors and the historical small turnover of its members, the Board addresses the need to retain members and fill vacancies after discussion among current members and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have such a policy at this time. The Board of Directors, however, will consider director candidates recommended by stockholders. Any stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate pursuant to the procedures set forth below under “Communication with the Board of Directors.” The Board of Directors does not have any specific qualifications that have to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.

The Board of Directors held nine meetings in fiscal 2005. All of the Directors attended at least seventy-five percent of the total meetings held by the Board of Directors and by all committees on which they served in fiscal 2005.

Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting of Stockholders, Directors are encouraged to attend. All of the nine members of the Board of Directors attended the 2005 Annual Meeting of Stockholders.

Communication with the Board of Directors

The Board of Directors of the Company believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular Director may do so by sending a letter to the Secretary of the Company at 880 Steel Drive, Valley City, Ohio 44280. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

Independent Auditors

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the independent auditors of the Company for the fiscal year ending October 31, 2006. As the Company’s independent auditors, Deloitte will audit the books, records and accounts of the Company and its consolidated subsidiaries. The Board of Directors is not asking stockholders to ratify this appointment at the Annual Meeting. Ratification of the independent auditors is not required by the Company’s Restated Certificate of Incorporation or By-laws or applicable law.

During fiscal 2005, Deloitte examined the financial statements of the Company and its subsidiaries, including those set forth in the 2005 Annual Report. It is expected that representatives of Deloitte will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Change in Registrant’s Certifying Accountants

On January 27, 2004, the Audit Committee of the Board of Directors of the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent auditors. PwC did not audit any of the consolidated financial statements of the Company during the two fiscal years ended October 31, 2004 and 2005.

The reports of PwC on the consolidated financial statements of the Company for each of the two fiscal years ended October 31, 2003 and 2002, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for each of the two fiscal years ended October 31, 2003 and 2002 and in the subsequent interim period from November 1, 2003 through and including January 27, 2004, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused PwC to make reference to the matter in their reports on the consolidated financial statements for such years.

During the two fiscal years ended October 31, 2003 and 2002 and in the subsequent interim period from November 1, 2003 through and including January 27, 2004, there were no reportable events (as the term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided the foregoing disclosure to PwC and requested PwC to furnish a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements made above by the Company. This letter was filed as Exhibit 16.1 to the Company’s Form 8-K filed with the Commission on January 30, 2004.

On February 6, 2004, the Audit Committee of the Board of Directors of the Company engaged Deloitte as the Company’s independent auditors to audit the consolidated financial statements of the Company for its fiscal year ending October 31, 2004.

During the fiscal years ended October 31, 2003 and 2002 and in the subsequent interim period from November 1, 2003 through and including February 5, 2004, neither the Company nor anyone on its behalf consulted Deloitte regarding either (1) the application of accounting principles to any specified transaction (completed or proposed) or the type of audit report that might be rendered on the Company’s consolidated financial statements or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or any reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

Audit Fees

Fees paid to Deloitte for the audit of the annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q for the quarters included in the fiscal years ended October 31, 2005 and 2004 were $528,000 and $320,000, respectively.

Audit-Related Fees

Fees paid to Deloitte for audit-related services were $31,000 and $63,000, respectively, for the fiscal years ended October 31, 2005 and 2004. Audit-related services consisted of preparations for compliance with Section 404 of the Sarbanes-Oxley Act for the fiscal year ended October 31, 2005 and the audit of the Company’s benefit plans for the fiscal year ended October 31, 2004.

Tax Fees

Fees paid to Deloitte associated with tax compliance and tax consultation were $43,000 and $38,000, respectively, for the fiscal years ended October 31, 2005 and 2004.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.

For the fiscal years ended October 31, 2005 and 2004, 100% of the services described in “Audit-Related Fees” and “ Tax Fees” were approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

Compensation Committee Interlocks and Insider Participation and Certain Relationships and Related Transactions

The members of the Company’s Compensation Committee during the fiscal year ended October 31, 2005 were Messrs. Abruzzo, Goodrich, Oatey and Tanis. No officer or employee of the Company served on the Compensation Committee.

The law firm of Wegman, Hessler & Vanderburg, of which Mr. Hessler is a Senior Partner, provided services to the Company in fiscal 2005 in the amount of approximately $1.1 million and provides services to the Company on an on-going basis. Mr. Hessler is the Secretary and a Director of the Company. Although Mr. Hessler is Secretary of the Company, he receives no compensation for holding such position.

In November 1999, the Company, through its wholly owned subsidiary, Shiloh Automotive, Inc. (“Shiloh Automotive”), acquired the automotive division of MTD Products, which is now a wholly owned subsidiary of MTD Holdings, the majority stockholder of the Company. Mr. Moll is the Chairman of the Board and Chief Executive Officer of MTD Products and Chairman of the Board and Chief Executive Officer of MTD Holdings, Mr. Kaesgen is a director of MTD Products and the President and Vice Chairman of the Board of MTD Holdings, Mr. Hessler is a director of MTD Products and the Secretary and a director of MTD Holdings, and Mr. King is a director of MTD Holdings.

In May 2002, the Company entered into a three-year supply agreement with MTD Products to provide products and various services related to the manufacture of products for MTD Products at Company facilities. The Company received $1.0 million in cash for the various services in fiscal 2002, which was amortized over the life of the agreement. Pursuant to the supply agreement, the Company manufactures products for MTD Products on an ongoing basis at market-based prices. In December 2004, the Company acquired from MTD Consumer Group Inc, a wholly owned subsidiary of MTD Holdings (“MTD Consumer”), certain manufacturing equipment for $2.225 million. The manufacturing equipment acquired by the Company was originally sold by the Company to MTD Products in May 2002 for $4.54 million. The manufacturing equipment is utilized by the Company to provide products to MTD Products under the supply agreement. Upon acquisition of the manufacturing equipment in December 2004, the approximate $75,000 per month rental payment from the Company to MTD Products ceased. In fiscal 2005, the Company had sales to MTD Products and its affiliates in the aggregate amount of approximately $31.6 million.

In June 1993, the Company entered into a registration rights agreement (the “Registration Agreement”), which grants to MTD Holdings and certain former shareholders of Shiloh Corporation (1) the right to require the Company on one occasion to register all or part of their holdings of Common Stock and (2) certain “piggyback” registration rights to participate in future registrations of the securities of the Company. Under the Registration

Agreement, the Company is required to pay all expenses incurred in connection with any such registrations other than any underwriting discounts and commissions associated with the sale of such Common Stock of such stockholders or fees of their counsel.

In January 2002, the Company issued 42,780 shares of Series A Preferred Stock to MTD Products to satisfy a note payable issued in connection with the purchase of the automotive division of MTD Products. In November 2004, the Company elected to redeem the Series A Preferred Stock in accordance with its terms, and paid to MTD Holdings (which retained the Series A Preferred Stock when it was established as a holding company), approximately $4.5 million, which included dividends of $245,985 for the period November 1, 2003 to October 31, 2004. Dividends prior to November 1, 2003 had been waived by agreement with MTD Holdings.

Mr. Zampetis’s son, Constantine Zampetis, is an employee of the Company. His salary for fiscal 2005 was $59,762, which is in line with comparable positions within the Company. During fiscal 2005, Constantine Zampetis received a bonus of $6,287 and options to purchase 2,000 shares of Common Stock with an exercise price of $13.06.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Except as otherwise noted, the following table sets forth certain information as of November 30, 2005 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all Directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five- percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). As of November 30, 2005, the Company had 15,947,533 shares of Common Stock outstanding.

Names And Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Shares of Common Stock Beneficially Owned (%)
MTD Holdings Inc (1) 5965 Grafton Road Valley City, Ohio 44280	8,405,266	52.7%
Tontine Capital Partners, L.P. (2) 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	841,994	5.3%
Dimensional Fund Advisers, Inc. (3) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	803,049	5.0%
Cloyd J. Abruzzo	4,000	*
George G. Goodrich	1,000	*
Stephen E. Graham (4)	164,000	1.0%
David J. Hessler (5)	311,735	2.0%
Dieter Kaesgen (6)	8,452,266	53.0%
James F. Keys (7)	402,000	2.5%
Robert J. King, Jr.	—	—
Curtis E. Moll (8)	8,587,141	53.8%
Gary A. Oatey	9,000	*
John J. Tanis	4,000	*
Theodore K. Zampetis (9)	1,897,201	11.7%
All Directors and executive officers as a group (11 persons) (10)	11,427,077	69.8%

*	Less than one percent

(1)	Information reported is based on a Schedule 13D as filed with the Securities and Exchange Commission on November 3, 2004. MTD Holdings owns 100% of the capital stock of MTD Products. Includes 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products.

(2)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 3, 2005 indicating that Tontine Capital Partners, L.P. has shared voting power and shared dispositive power with Tontine Capital Management, L.L.C. and Jeffrey L. Gendell with respect to 841,994 shares of Common Stock. According to the filing, Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P. and Jeffrey L. Gendell is the managing member of Tontine Capital Management, L.L.C.

(3)

Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 9, 2005. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies and investment vehicles are the “Funds”). In its role as investment advisor and investment manager, Dimensional had both investment and voting power over 803,049 shares of Common Stock as of December 31, 2004. The Funds own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(4)	Includes 20,000 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2005.

(5)	Includes 1,000 shares of Common Stock owned by Mr. Hessler’s spouse and includes 24,500 shares of Common Stock held by trusts in which Mr. Hessler serves as co-trustee. Under the terms of the trust agreements, Mr. Hessler has shared voting and investment power with respect to these shares of Common Stock. Mr. Hessler disclaims beneficial ownership of these 25,500 shares of Common Stock.

(6)	Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Kaesgen is President and Vice Chairman of the Board of MTD Holdings and a director of MTD Products. Mr. Kaesgen’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(7)	Includes 100,000 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2005.

(8)	Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Moll is Chairman of the Board and Chief Executive Officer of MTD Holdings and is Chairman of the Board and Chief Executive Officer of MTD Products. Also includes 500 shares of Common Stock held by Moll Family Properties, 1,000 shares of Common Stock held by Mr. Moll’s spouse and 20,000 shares of Common Stock held by the Jochum-Moll Foundation, a charitable organization in which Mr. Moll shares voting and investment power over all the foundation’s assets. Mr. Moll disclaims beneficial ownership of these shares of Common Stock. Mr. Moll’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(9)	Includes 299,021 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2005. Also includes 74,000 shares of Common Stock held on November 30, 2005 by the T.K. Zampetis Family Foundation, a section 501(c)(3) charitable organization in which Mr. Zampetis shares voting and investment power over all the foundation’s assets, as well as 58,823 shares of Common Stock that Mr. Zampetis gifted to the T.K. Zampetis Family Foundation on December 27, 2005. Does not include 11,131 shares of Common Stock owned by Mr. Zampetis’ son, Constantine Zampetis, of which Mr. Zampetis disclaims beneficial ownership.

(10)	Includes 419,021 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company during or with respect to fiscal 2005 by persons who were, at any time during fiscal 2005, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below provides information relating to compensation for the last three fiscal years for the Company’s Chief Executive Officer and the only two executive officers of the Company.

The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

Name And Principal Position	Year	Annual Compensation/ Salary ($)		Bonus ($)		Long-Term Compensation Awards Securities Underlying Options/SARS	All Other Compensation ($)(1)
Theodore K. Zampetis (2) President, Chief Executive Officer and Director	2005 2004 2003	$ $ $	363,462 3,104,000 2,172,000	$ $ $	400,000 400,000 225,000	— — 250,000	$ $ $	— — —

Stephen E. Graham Chief Financial Officer	2005 2004 2003	$ $ $	236,091 230,523 223,681	$ $ $	121,365 140,000 100,000	— — —	$ $ $	3,306 2,658 2,669

James F. Keys Senior Vice President of Advanced Technology/Sales and Marketing	2005 2004 2003	$ $ $	243,677 233,558 224,231	$ $ $	122,200 141,000 110,000	— — —	$ $ $	3,500 3,250 —

(1)	The amounts listed for fiscal 2005, 2004 and 2003 reflect matching contributions made by Shiloh Corporation to Shiloh Corporation’s qualified profit sharing retirement plan, relating to before-tax contributions made by such named executive officer under such plan.

(2)	Mr. Zampetis’ fiscal 2005 annual compensation is for the period February 1, 2005 through October 31, 2005 and represents cash compensation. Prior to February 1, 2005, in lieu of cash compensation and consistent with his employment agreement, Mr. Zampetis received 250,000 and 300,000 shares of Common Stock on January 31, 2005 and 2004, respectively. These shares were received for his services for the periods February 1, 2004 through January 31, 2005 and February 1, 2003 through January 31, 2004, respectively. Because of the illiquidity of the shares of Common Stock Mr. Zampetis received from the Company resulting from restrictions imposed by the federal securities laws, at the direction of the Board of Directors, the Company engaged an independent appraiser during 2004 to determine an appropriate valuation of the shares of Common Stock awarded to Mr. Zampetis for fiscal 2003. A similar study was conducted for the award of 250,000 shares. After considering a number of factors, the studies concluded that a valuation discount of 20% would be appropriate with respect to the shares awarded to Mr. Zampetis.

Accordingly, for fiscal 2004 and 2003, the table above reflects as annual compensation the market value of the shares received based on the closing price of the Common Stock on the Nasdaq National Market at the date of the awards, as adjusted for the valuation discount of 20%. At January 31, 2005 and 2004, the market values of the Common Stock were $15.52 and $9.05, respectively.

Option Grants

The Company did not grant stock options to the Named Executive Officers during fiscal year 2005.

Aggregated Fiscal Year-End Option Values

The following table provides information regarding stock options exercised by the Named Executive Officers during the fiscal year ended October 31, 2005 and unexercised stock options held by the Named Executive Officers as of October 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable
Theodore K. Zampetis	—	—	299,021/83,333	$3,372,953/$940,000
Stephen E. Graham	—	—	20,000/—	$212,000/$ —
James F. Keys	—	—	100,000/—	$1,048,000/$ —

Pension Plans

Shiloh Corporation Cash Balance Pension Plan

Effective January 1, 2000, the Shiloh Corporation Pension Plan (the “Prior Plan”) was amended to become the Shiloh Corporation Cash Balance Pension Plan (the “New Pension Plan”). The Prior Plan provided a benefit to participants pursuant to a defined benefit formula based on final average compensation and years of service. The New Pension Plan provides a benefit to participants under a new “cash balance” formula.

Under the new cash balance benefit formula, pension benefits are based on a participant’s hypothetical account balance, rather than final average compensation and years of service. As of January 1, 2000, each participant’s benefits which accrued under the Prior Plan’s formula were converted to an amount equal to their actuarial present value. That amount became the participant’s hypothetical account balance under the New Pension Plan. That balance, if any, is increased after January 1, 2000 by hypothetical annual allocations at the end of each subsequent year of Company service equal to four percent of the participant’s compensation for that year. An equivalent percentage is allocated to a participant’s account for any of the participant’s compensation that exceeds the taxable wage base for Social Security taxes. In addition, the balance for those participants who were participants in the Prior Plan and who were age 40 or older on January 1, 2000 will receive an additional credit equal to three percent of the participant’s compensation for a period of ten years, starting on January 1, 2000. The hypothetical account is also increased by hypothetical interest for each plan year until the benefit is paid, at an annual rate equal to the average annual rate of interest on 30-year Treasury securities in effect for the second month preceding the first day of the plan year. Generally, the “cash balance” benefit is payable in a lump sum equal to the hypothetical account balance or in the form of an actuarially equivalent life annuity selected by the participant.

Under the New Pension Plan’s benefit formula, the estimated annual benefit payable upon retirement at age 65 for Stephen E. Graham and James Keys is $49,333 and $32,381, respectively. Theodore K. Zampetis is not entitled to benefits under this plan.

Employment Agreement

The Company finalized the terms of a five-year employment agreement with Mr. Zampetis, its President and Chief Executive Officer, during the second quarter of fiscal 2002. The employment agreement was executed in June 2002. During the first three years of the agreement, Mr. Zampetis received a non-cash annual base salary, in arrears, in unrestricted shares of Common Stock. The number of shares issued were 350,000 at the end of year one, 300,000 at the end of year two and 250,000 at the end of year three. Mr. Zampetis draws a base salary paid in cash during years four and five, which salary, pursuant to the terms of the employment agreement, shall be no less than $450,000. The Compensation Committee of the Board of Directors had set Mr. Zampetis’ annual salary at $500,000 commencing February 2005. However, as part of a Company-wide action plan of measures to respond to prevailing and anticipated market conditions, in October 2005, at Mr. Zampetis’ request, Mr. Zampetis’ salary was reduced by 25% to $375,000 effective November 1, 2005. In each of fiscal year 2002 and 2003, the Company granted Mr. Zampetis an option to purchase 250,000 shares of Common Stock.

During fiscal year 2002, the Company also established a supplemental executive retirement plan whereby Mr. Zampetis will be entitled to a benefit of approximately $1.9 million at the end of the five-year employment agreement. To fund this obligation, the Company established a rabbi trust for Mr. Zampetis with assets set aside to pay for benefits under this plan. The assets remain subject to claims by the Company’s general creditors in preference to the claims of the plan’s participant and beneficiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors is responsible for establishing and administering an executive compensation program for the Company, determining the compensation of the chief executive officer and approving the compensation proposed by the chief executive officer for all other executive officers of the Company.

The Compensation Committee, comprised of four non-employee directors, has prepared this report to summarize for the stockholders the Company’s policies and practices with regard to executive compensation.

Objectives.    The Company’s basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

Elements of Compensation.    Total compensation has four components: (i) base salary; (ii) short-term incentive (cash bonus); (iii) long-term incentive (stock options); and (iv) deferred compensation (defined benefit retirement plan).

Base Salary.    Base salaries for executive officers are set within ranges that are reasonable, considering comparable positions in companies similar to the Company in industry and region. Base salaries are also intended to be equitable and high enough to keep qualified executives from being overdependent on cash bonuses in a cyclical industry.

Short-Term Incentives.    The Company maintains the Shiloh Industries, Inc. Senior Management Bonus Plan (the “Senior Management Bonus Plan”) to provide its executive officers with annual cash incentives for superior performance. The Senior Management Bonus Plan, which was approved by the stockholders of the Company at the annual meeting of stockholders for the fiscal year ended October 31, 2004 and is administered by the Compensation Committee, entitles the executive officers to be paid a cash bonus based upon the attainment of objective performance criteria established annually by the Compensation Committee. For fiscal 2005, the Compensation Committee established performance goals based on the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), entitling the executive officers to be paid a bonus based upon varying percentages of their respective base salaries and the level of achievement of EBITDA in relation to the target established by the Compensation Committee.

Long-Term Incentives.    Long-term incentives consisting of stock options are intended to motivate executives to make and execute plans that improve stockholders’ value over the long-term.

Deferred Compensation.    The Company’s defined benefit retirement plan and a profit sharing retirement plan are available for the executive officers of the Company on the same basis as all other eligible employees of the Company. Both plans are qualified plans to which the Company makes profit sharing and matching contributions on behalf of the plan’s participants.

Chief Executive Officer Compensation

Mr. Zampetis was appointed President and Chief Executive Officer in January 2002. The Company finalized the terms of a five-year employment agreement with Mr. Zampetis during the second quarter of fiscal 2002. In accordance with the employment agreement, Mr. Zampetis received 250,000 shares of Common Stock at January 31, 2005, the conclusion of the third year of the agreement. In determining Mr. Zampetis’ total compensation pursuant to the terms of the employment agreement, the Compensation Committee considered a compensation package that would attract Mr. Zampetis to the Company as well as motivate Mr. Zampetis with long-term ownership incentives to build the value of the Company in both the short-term and the long-term.

The employment agreement provides that Mr. Zampetis will draw a base salary paid in cash during years four and five, which salary shall be no less than $450,000. Based on the Company’s overall performance while Mr. Zampetis has been President and Chief Executive Officer, Mr. Zampetis’ experience with the Company, and the salaries of other Chief Executive Officers in comparable companies, the Compensation Committee of the Board of Directors had previously set Mr. Zampetis’ annual salary at $500,000 commencing February 2005. However, as part of a Company-wide action plan to respond to prevailing and anticipated market conditions, in October 2005, at Mr. Zampetis’ request, Mr. Zampetis’ salary was reduced by 25% to $375,000 effective November 1, 2005.

In addition, for fiscal 2005, Mr. Zampetis was eligible to receive a bonus along with the other executive officers of the Company under the Senior Management Bonus Plan described above. Because the Company met the EBITDA performance goals that were established by the Compensation Committee, Mr. Zampetis received a bonus of $400,000 for fiscal 2005. Mr. Zampetis will be eligible to receive a bonus for fiscal 2006 under the Senior Management Bonus Plan if the Company meets the EBITDA performance goals established by the Compensation Committee.

This report is submitted on behalf of the Compensation Committee:

Cloyd J. Abruzzo, Chairman

George G. Goodrich

Gary A. Oatey

John J. Tanis

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors who are independent, as defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee operates under a written Audit Committee charter adopted and approved by the Board of Directors.

The Audit Committee has reviewed and discussed with the Company’s management and Deloitte & Touche LLP, the Company’s independent auditors, the audited financial statements of the Company for the year ended October 31, 2005. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended by SAS 90 and other regulations.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”) and has discussed with Deloitte & Touche LLP such independent auditors’ independence. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

George G. Goodrich, Chairman

Cloyd J. Abruzzo

Gary A. Oatey

John J. Tanis

COMPARATIVE STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative total stockholder return for the five-year period ended October 31, 2005 with the Nasdaq composite index and indices of certain companies selected by the Company as comparative to the Company. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100.00 on October 31, 2000.

COMPARISON OF COMPANY’S COMMON STOCK, NASDAQ

COMPOSITE INDEX AND PEER GROUP INDEX

	SHILOH	PEER INDEX	NASDAQ COMP INDEX
10/31/00	$100.00	$100.00	$100.00
10/31/01	$36.72	$104.61	$50.16
10/31/02	$46.32	$136.35	$39.46
10/31/03	$77.64	$128.10	$57.34
10/29/04	$147.71	$195.92	$58.61
10/31/05	$218.61	$205.76	$62.92

For the period of October 31, 2000 through October 31, 2005, the companies selected to form the Company’s line-of-business peer group index were: A. M. Castle & Co., ArvinMeritor, Inc., Gibraltar Steel Corp., Olympic Steel, Inc., Steel Technologies, Inc., Tower Automotive, Inc. and Worthington Industries, Inc. The total return of each member of the Company’s peer group has been weighted according to each member’s stock market capitalization.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by October 16, 2006 any proposal of a stockholder intended to be presented at the 2007 annual meeting of stockholders of the Company (the “2007 Meeting”) and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2007 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 880 Steel Drive, Valley City, Ohio 44280 and should be submitted to the attention of Stephen E. Graham by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2007 Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by December 30, 2006 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2007 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after December 30, 2006.

The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2005, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Stephen E. Graham, Chief Financial Officer, Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters which are likely to be brought before the Annual Meeting. The Company did not receive notice by December 25, 2005 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

DAVID J. HESSLER
Secretary

February 13, 2006

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES

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PROXY	PROXY

SHILOH INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

FOR THE ANNUAL STOCKHOLDERS MEETING ON MARCH 22, 2006.

The undersigned hereby constitutes and appoints Theodore K. Zampetis, Curtis E. Moll and Stephen E. Graham, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Shiloh Industries, Inc. to be held at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280 on Wednesday, March 22, 2006, at 10:00 a.m., and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

SEE REVERSE SIDE PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)	(change of address) (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

FOLD AND DETACH HERE

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SHILOH INDUSTRIES, INC.

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Directors —	For	Withhold	For All
	All	All	Except
Nominees:	☐	☐
David J. Hessler			☐
Gary A. Oatey			☐
John J. Tanis			☐

To attend meeting, mark the box. ☐

To change your address, mark the box. ☐

Dated:

Signature(s)

NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.